Exhibit 10.1

BRYN MAWR BANK CORPORATION

SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN

(As Amended and Restated Effective January 1, 1999)

This is the BRYN MAWR BANK CORPORATION SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN (the “SERP”), as amended and restated effective January 1, 1999, covering the eligible employees of Bryn Mawr Bank Corporation and such of its Affiliates as have adopted the SERP for their eligible employees.

ARTICLE I

DEFINITIONS

The following words and phrases as used herein have the following meanings unless a different meaning is plainly required by the context:

1.1 “Administrator” means the person or committee, appointed by the Board of Directors, that shall be responsible for administering the SERP.

1.2 “Affiliate” means a corporation of which the Corporation controls, directly or indirectly, at least 50 percent of the total combined voting power of all classes of stock.

1.3 “Beneficiary” means the surviving spouse or other person, persons or trust designed by a Participant as direct or contingent beneficiary under the Pension Plan.

1.4 “Board of Directors” means the Board of Directors of Bryn Mawr Bank Corporation.

1.5 “Bonus” means an amount payable to an Executive that is not part of the Executive’s base salary and that is payable at the direction of a Participating Employer’s Board of Directors or in accordance with a Participating Employer’s bonus program.

1.6 “Bonus Deferral” means the amount of a Bonus that a participant elects to defer until retirement or separation from service in accordance with the terms of the Deferred Bonus Plan.

1.7 “Code” means the Internal Revenue Code of 1986, as amended.

1.8 “Corporation” means Bryn Mawr Bank Corporation.

1.9 “Deferred Bonus Plan” means the Deferred Bonus Plan for Executives of Bryn Mawr Bank Corporation, as amended from time to time.

1.10 “Effective Date” means January 1, 1989. The effective date of this amendment and restatement of the SERP is January 1, 1999.

1.11 “Employee” means any individual who is employed by a Participating Employer.

1.12 “Executive” means an Employee who is eligible to and has elected to participate in the Deferred Bonus Plan.

1.13 “Participant” means an Employee who has met the eligibility requirements set forth in Article II, or a former Employee who is entitled to benefits under the SERP.

1.14 “Participating Employer” means the Corporation and each Affiliate that has elected to participate in the Plan.

1.15 “Pension Plan” means the Bryn Mawr Bank Corporation Pension Plan, as amended.

ARTICLE II

ELIGIBILITY

2.1 Eligible Employees. Except as provided in Section 2.2, an Employee shall be eligible for a benefit under the SERP if:

2.1.1 the Employee’s benefit under the Pension Plan is limited by the restrictions of Code section 415, which limits the maximum permissible annual benefits, or by the restrictions of Code section 401(a)(17), which limits the maximum annual compensation of an Employee that may be taken into account for purposes of the Pension Plan; or

2.1.2 the Employee made a Bonus Deferral under the Deferred Bonus Plan.

2.2 Ineligible Employees. The following Employees shall be ineligible for a benefit under this SERP:

2.2.1 Employees who terminated employment with the Corporation and its Affiliates before January 1, 1989;

2.2.2 Employees who terminated employment with the Corporation and its Affiliates before being 100 percent vested in an accrued benefit under the Pension Plan; and

2.2.3 Employees who terminated employment with the Corporation and its Affiliates before the earliest to occur of their “Normal Retirement Date,” “Early Retirement Date,” “Total and Permanent Disability” (as such terms are defined in the Pension Plan) or death, whether or not such an Employee is entitled to a deferred vested benefit under the Pension Plan.

ARTICLE III

BENEFITS

3.1 Annual Benefit. The annual benefit to which a Participant or his Beneficiary shall be entitled under the SERP is the excess, if any, of:

3.1.1 the annual benefit that would have been paid to such Participant or his Beneficiary under the Pension Plan, if the Participant’s benefit under the Pension Plan were calculated:

3.1.1.1 without regard to the limitations of Code section 415 on maximum annual benefits;

3.1.1.2 without regard to the limitation of Code section 401(a)(17) on maximum annual compensation; and

3.1.1.3 by including within the term “Compensation” (as defined in Section 1.12.1 of the Pension Plan) bonus amounts paid with respect to 1997 or later years and which were deferred pursuant to the Deferred Bonus Plan; over

3.1.2 the annual benefit that is actually paid to such Participant or his Beneficiary under the Pension Plan.

3.1.3 Notwithstanding any other provision of this SERP to the contrary, effective January 1, 2000, any Secretary of Bryn Mawr Bank Corporation or Vice Chairman and Secretary of the Bryn Mawr Trust Company, who terminates employment before March 1, 2001, shall have such benefit calculated including any amount deferred pursuant to the Deferred Bonus Plan during 1996 (relating to a bonus awarded for the 1995 calendar year).

3.2 Payment of Benefits. The method and timing of a Participant’s benefit payments (or those of his Beneficiary) under the SERP hall be identical to the manner in which such Participant’s benefits are provided under the Pension Plan. All payments hereunder shall end at the same time all payments to the Participant and his Beneficiary under the Pension Plan end.

3.3 Cash-Out. Notwithstanding the provisions of Section 3.3, above, if the present value of the Participant’s benefits under this SERP, as calculated in the same manner as under the Pension Plan, is less than $5,000, the Administrator may, in its sole discretion and without the Participant’s consent, cause such benefits to be paid to the Participant in a cash lump sum as soon as administratively feasible following the date the Participant becomes entitled to a distribution under this SERP.

ARTICLE IV

GENERAL PROVISIONS

4.1 Participant’s Rights Unsecured. The right of any Participant or Beneficiary claiming through such Participant to receive payments under the provisions of the SERP shall be an unsecured claim against the general assets of the Participating Employer by whom the Participant was last employed preceding the time the payments begin. No Participating Employer shall be under any obligation to establish any separate fund, purchase any annuity contract, or in any other way make any special provision or specifically earmark any funds for the payment of amounts called for under the SERP. If a Participating Employer chooses to establish such a fund, or purchase such an annuity contract or make any other agreement to provide for such payments, that fund, contract or arrangement shall remain part of such Participating Employer’s general assets and no person claiming payments under the SERP shall have any right, title or interest in or to any such fund, contract or arrangement.

4.2 Claims Procedures.

4.2.1 A Participant or, in the event of the Participant’s death, the Participant’s Beneficiary, may file a written claim for payment hereunder with the Administrator. In the event of a denial of any payment due to or requested by the Participant or Beneficiary (the “claimant”), the Admnistrator will give the claimant written notification containing specific reasons for the denial. The written notification will contain specific reference to the pertinent provisions of this SERP on which the denial of the claim is based. In addition, it will contain a description of any other material or information necessary for the claimant to perfect a claim, and an explanation of why such material or information is necessary. The notification will provide further appropriate information as to the steps to be taken if the claimant wishes to submit the claim for review. This written notification will be given to a claimant within ninety (90) days after receipt of the claim by the Administrator unless special circumstances require an extension of time for processing the claim.

4.2.2 In the event of a denial of a claim for benefits, the claimant or a duly authorized representative will be permitted to review pertinent documents and to submit issues and comments in writing to the Administrator. In addition, the claimant or a duly authorized representative may make a written request for a full and fair review of the claim and its denial by the Administrator; provided, however, that such written request is received by the Administrator (or its delegate) within sixty (60) days after receipt by the claimant of written notification of the denial. The sixty (60) day requirement may be waived by the Company in appropriate cases.

4.2.3 A decision on review of a claim for benefits will be rendered by the Administrator within sixty (60) days after the receipt of the request. Under special circumstances, an extension (up to an additional 60 days) can be granted for processing the decision. This extension must be provided in writing to the claimant prior to the expiration of the initial sixty day period. In no event will the decision be rendered more than one-hundred twenty (120) days after the initial request for review. Any decision by the Administrator will be furnished to the claimant in writing and will set forth the specific reasons for the decision and the specific provisions on which the decision is based.

4.3 Employment Rights. The establishment of the SERP shall not be construed as conferring any rights upon any Employee for a continuation of employment, nor shall it be construed as limiting in any way the right of a Participating Employer to discharge any Employee.

4.4 Assignability. Except for naming a Beneficiary under the Pension Plan to receive amounts that may become payable hereunder upon the Participant’s death, no right to receive payments hereunder shall be transferable or assignable by a Participant. Any other attempted assignment or alienation of payments hereunder shall be void and of no force or effect.

4.5 Administration. Except as otherwise provided herein, the SERP shall be administered by the Administrator, who shall have the authority to adopt rules and regulations for carrying out the SERP, and who shall interpret, construe and implement the provisions of the SERP.

4.6 Amendment and Termination. The SERP may at any time or from time to time be amended, modified, or terminated by the Board of Directors. Each Participating Employer shall have the right to terminate the SERP as to its Employees. No amendment, modification, or termination shall, without the consent of a Participant, adversely affect the Participant’s rights hereunder that accrued up to such amendment, modification or termination.

4.7 Controlling Law. The SERP shall be governed by the laws of the Commonwealth of Pennsylvania except as such laws are superseded by the Employee Retirement Income Security Act of 1974, as amended.

4.8 Number and Gender. Words used in the masculine shall be read and construed in the feminine where applicable. Wherever required, the singular of any word shall include the plural, and the plural shall include the singular.

To record the adoption of this amendment and restatement of the SERP, Bryn Mawr Bank Corporation has caused its authorized officers to affix its corporate name and seal this 21 day of June, 2002.

(CORPORATE SEAL)	BRYN MAWR BANK CORPORATION

Attest: /s/ Diane McDonald	By: /s/ Robert J. Ricciardi
Assistant Secretary	Secretary